AFBA 5Star Fund, Inc.

                               Expense Limitation
                                    Agreement

         AGREEMENT made the 31st day of January 2007, between AFBA 5Star Fund, Inc., a Maryland corporation (the "Company"), on behalf of each series of the Company reflected on Schedule A hereto (each a "Fund," together the "Funds"), as such schedule may be amended from time to time, and AFBA Investment Management Company, a Virginia corporation (the "Advisor").

         WHEREAS, the Advisor has entered into a Management Agreement with the Company, originally dated April 1, 2001 pursuant to which the Advisor provides, or arranges for the provision of, investment advisory and management services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

         WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund as listed on Schedule A of this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense Payments by the Advisor. The Advisor agrees to waive or reduce all or a portion of its management fee for each Fund and, if necessary, to bear certain other expenses associated with operating the Fund, to the extent necessary to limit the annualized expenses of the Fund (exclusive of 12b-1 fees and extraordinary expenses such as litigation and merger or reorganization costs) to the rates reflected in Schedule A to this Agreement. Notwithstanding the foregoing, the Advisor shall not bear expenses to the extent that doing so would result in income to the Fund that would cause the Fund to lose its regulated investment company status under the Internal Revenue Code of 1986, as amended.

2. Duty of Fund to Reimburse. Subject to approval by the Company's Board of Directors, each Fund agrees to reimburse the Advisor on a monthly basis such waived fees and expenses borne pursuant to paragraph 1 together ("Deferred Amounts"), in later periods provided, however, that a Fund may not reimburse any such Deferred Amount more than three years after the end of the fiscal year in which the Deferred Amount was waived or borne and will only pay such Deferred Amounts to the extent that the Fund's annual operating expenses plus the Deferred Amount being reimbursed do not exceed the expense cap amount for that Fund listed in Schedule A.

3. Assignment. No assignment of this Agreement shall be made by the Advisor without the prior consent of the Company.



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


4. Duration and Termination. This Agreement shall be effective as to each Fund for the period provided in Schedule A for that Fund and shall continue in effect for a one year period thereafter provided each such continuance is specifically approved by the Advisor and is approved on behalf of the Fund by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the Investment Company Act of 1940, as amended, (the "Disinterested Directors") and (ii) have no direct or indirect financial interest in the operation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AFBA 5Star Fund, Inc.                                AFBA 5Star Investment
                                                     Management Company


By:  /s/ Robert E. Morrison, Jr.                     By: /s/ Michael E. Houchins
    ----------------------------                         -----------------------

Name: Robert E. Morrison, Jr.                        Name: Michael E. Houchins
      -----------------------                             ----------------------

Title: President                                     Title: Vice President
       --------------------                               ----------------------



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




                                   SCHEDULE A


--------------------------------------------- ------------------------------------------ --------------------
                                                            Expense Cap                  Expense Cap Amount*
                    Fund                                     Time Period
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star Balanced Fund                            August 1, 2007- July 31, 2008               1.08%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star Large Cap Fund                           August 1, 2007- July 31, 2008               1.28%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star High Yield Fund                          August 1, 2007- July 31, 2008               1.08%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star Mid Cap Fund                             August 1, 2007- July 31, 2008               1.28%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star Science & Technology Fund                August 1, 2007- July 31, 2008               1.50%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star Small Cap Fund                           August 1, 2007- July 31, 2008               1.28%
--------------------------------------------- ------------------------------------------ --------------------
--------------------------------------------- ------------------------------------------ --------------------
AFBA 5Star USA Global Fund                          August 1, 2007- July 31, 2008               1.28%
--------------------------------------------- ------------------------------------------ --------------------

* This amount is exclusive of the 12b-1 distribution and shareholder servicing fees that apply to Classes A, B, C and R of the Funds, as well as extraordinary expenses such as litigation and merger or reorganization costs.



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